                                                                     [EXHIBIT 3]

                     [FORM OF AGREEMENT FOR [9] EXECUTIVES]

                            EXECUTIVE AGREEMENT dated

                  [___________________], 1997, between ITT
                  Corporation, a Nevada corporation ("the
                  Company"), and _____________________ (the
                  "Executive").

            WHEREAS the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

            WHEREAS the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in Section 1(d) hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

            WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potential disturbing circumstances arising from the possibility of a Change in Control;

            NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

            SECTION 1. Definitions. As used in this Agreement:

            (a) "Affiliate" has the meaning ascribed thereto in Rule 12b-2 pursuant to the Securities Exchange Act of 1934, as amended (the "Act").

            (b) "Board" means the Board of Directors of the Company.

            (c) "Cause" means (i) the willful and continued failure of the Executive to perform substantially the Executive's duties owed to the Company or its Affiliates after a written demand for substantial performance is delivered to the Executive which specifically identifies the nature of such non-performance, or (ii) conviction of the Executive for a felony.

No act or omission on the part of the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

            (d) A "Change in Control" shall be deemed to have occurred if:

            (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, is the beneficial owner directly or indirectly of twenty percent of more of the outstanding common stock, no par value ("Stock"), of the Company;

            (ii) any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of the Company (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen percent or more of the outstanding Stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock);

            (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of Stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the assets of the Company; or

            (iv) there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

            (e) "Good Reason" means:

            (i) without the Executive's express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its Affiliates promptly after receipt of notice thereof given by the Executive, (A) a reduction in the Executive's Annual Base Salary and Annual Bonus (each as defined herein) or any reduction in any material compensation or benefits arrangement, (B) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) hereof, (C) any other action by the Company or its Affiliates which results in a diminution in such position, authority, duties or responsibilities, or (D) any failure by the Company to comply with any of the provisions of Section 3(b) hereof;

            (ii) without the Executive's express written consent, the Company's requiring the Executive's work location to be other than within twenty-five (25) miles of the location set forth in Section 3(a)(i);

            (iii) any failure by the Company to comply with and satisfy Section 10(a).

      For purposes hereof, a determination by the Executive that he has "Good Reason" hereunder shall be final and binding on the parties hereto absent a showing of bad faith on the Executive's parts.

            (f) "Incapacity" means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Board shall reasonably determine renders the Executive incapable of performing his or her duties during the remainder of the Term.

            (g) "Operative Date" means the date on which a Change in Control shall have occurred.

            SECTION 2. Term of Agreement. This Agreement shall become operative on the Operative Date and shall remain in effect until the second anniversary of the Operative Date (the "Term") unless further extended or sooner terminated as hereinafter provided. Commencing on the second anniversary of the Operative Date, and each anniversary date thereafter (each, an "Anniversary Date"), the Term shall automatically be extended for one additional year, unless, not later than 30 days prior to such Anniversary Date, the Company shall have given notice to the Executive that it does not wish to extend this Agreement.

            SECTION 3. Terms of Employment. (a) Position and Duties. (i) During the Term: (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the Operative Date, and (B) the Executive's services shall be performed at the location at which the Executive was based on the Operative Date and the Company shall not require the Executive to travel on Company business to a substantially greater extent than required immediately before the Operative Date, except for travel and temporary assignments which are reasonably required for the full discharge of the Executive's responsibilities and which are consistent with the Executive's being so based.

            (ii) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled in accordance with Company policy, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

            (b) Compensation. (i) Salary and Bonus. During the first year of the Term, the Executive will receive compensation at an annual rate equal to the sum of (A) an annual salary ("Annual Base Salary") not less than the Executive's annualized salary in effect immediately prior to the Operative Date, plus (B) a bonus ("Annual Bonus") not less than the aggregate amount of the Executive's highest bonus award under the ITT Annual Performance-Based Incentive Plan for Executive Officers or any substitute or successor plan in respect of the last three calendar years preceding the Operative Date [(or, if no such award shall have
been made to the Executive prior to the Operative Date, an amount equal to [   ]
of his or her Annual Base Salary)].(1) During the Term, on each anniversary of the Operative Date, the Executive's compensation in effect on such anniversary date shall be increased for the following twelve-month period by not less than the higher of (A) 5% or (B) 80% of the percentage change in the Consumer Price Index (All Urban Consumers) for the twelve month period ended immediately prior to the month in which such anniversary date occurs.

            ii) Employee Benefit Plans. During the Term, the Executive will be entitled to (A) continue to participate in all 401(k)/savings and retirement plans, welfare plans, incentive plans, equity-based plans and all other plans, programs, policies and arrangements generally applicable to full-time officers or employees of the Company (the "Company Plans"), or (B) participate in employee benefit plans, programs, policies and arrangements of any successor to the Company which have benefits that are not less favorable to the Executive.

            SECTION 4. Termination of Employment. (a) Death or Incapacity. This Agreement shall terminate automatically upon the Executive's death during the Term. This Agreement shall cease and terminate on the date of determination by the Board that the Incapacity of the Executive has occurred during the Term ("Incapacity Effective Date").

            (b) Cause. The Company may terminate the Executive's employment for Cause, as defined herein. Termination of the Executive for Cause shall not be effective unless the Board has passed a resolution, duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board, finding that, in the good faith

----------

(1) Insert only for those executives newly hired who have not yet received a full year's bonus award.

opinion of the Board, the Executive was guilty of conduct set forth in clause
(i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

            (c) Good Reason. The Executive may terminate his or her employment for Good Reason, as defined herein.

            (d) Notice of Termination. Any termination by the Company for Cause or Incapacity, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated,
(iii) in the case of termination by the Company for Cause or for Incapacity, confirms that such termination is pursuant to a resolution of the Board (which, in the case of Cause, is pursuant to Section 4(b) hereof), and (iv) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Incapacity or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Incapacity, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Incapacity, the Date of Termination shall be the date of death of the Executive or the Incapacity Effective Date, as the case may be.

            SECTION 5. Obligations of the Company Upon Termination. (a) Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If, during the Term, the Company shall terminate the Executive's employment other than for Cause or Incapacity or the Executive shall terminate his or her employment for Good Reason:

            (i) the Company shall pay to the Executive in a lump sum in cash, within five business days after the Date of Termination, the aggregate of the following amounts:

                  (A) the sum of (1) the Executive's currently effective Annual
            Base Salary through the Date of Termination to the extent not theretofore paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations"); and

                  (B) the amount equal to the product of (1) three(2) and (2)
            the sum of (x) the Executive's Annual Base Salary and (y) his or her Annual Bonus;

            (ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate Company Plan, the Company shall continue health and life insurance benefits, perquisites and fringe benefits to the Executive and the Executive's eligible family members at least equal to those which would have been provided to them in accordance with the Company Plans if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive health or life insurance or

----------

(2) For three of the nine executives covered by individual agreements, the multiplier will be two, rather than three. The executives covered, respectively, by the 3x and 2x multipliers are set forth on Schedule A hereto.

      benefits, perquisites and fringe benefits under another employer-provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

            (iii) the Company shall, at its sole expense as incurred, provide the Executive with reasonable out-placement services for a period of up to one year from the Date of Termination, the provider of which shall be selected by the Executive in his or her sole discretion; and

            (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any Company Plan, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b) Section 280G Cutback. Except as provided in Section 5(c) hereof, notwithstanding any other provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any "person" (as defined in Section 13(d) of the Act) whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, being hereinafter called "Total Payments") would not be deductible (in whole or part) by the Company, an affiliate or person making such payment or providing such benefit as a result of section 280G of the Internal Revenue Code of 1986, as amended ("the Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), (A) the cash portion of the Total Payments provided in this Section 5 shall first be reduced (if necessary, to zero), and
(B) all other non-cash Total Payments under this Section 5 shall next be reduced (if necessary, to zero). For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of

Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) those Total Payments provided under this Section 5 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses
(i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

            (c) Certain Additional Payments by the Company. (i) Anything in this Agreement to the contrary notwithstanding and except as set forth in Section 5(c)(v), in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(c)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or that any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(c)(i), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

            (ii) Subject to the provisions of Section 5(c)(iii), all determinations required to be made under this Section 5(c), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by a nationally recognized certified public accounting firm as may be jointly designated by the Executive and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 5(c)(ii) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to
Section 5(c)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The

Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (A) give the Company any information reasonably requested by the Company relating to such claim,

            (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (C) cooperate with the Company in good faith in order effectively to contest such claim, and

            (D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (v) Notwithstanding anything in this Section 5(c) to the contrary, this section 5(c) shall only become effective if the closing price per share of Company common stock, no par value, as reported on the New York Stock Exchange Composite Tape, remains, for five consecutive trading days following February [11], 1997, at or above the price at which two-thirds of the award of performance-based options granted by the Company on February 4, 1997 to senior executives of the Company will vest by their terms (the "Target Price"), such Target Price to be adjusted for any stock split, stock dividend or other merger, reorganization, recapitalization or other business combination effectuated after the date of execution of this Agreement.

            (d) Death or Incapacity. If the Executive's employment is terminated by reason of the Executive's death or Incapacity during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) timely payment of Accrued Obligations and Other Benefits, and (ii) provision by the Company of death benefits or disability benefits for termination due to death or Incapacity, respectively, in accordance with the Company Plans as in effect immediately prior to the Operative Date or, if more favorable to the Executive, at the Executive's Date of Termination.

            (e) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than timely payment to the Executive of (x) the Executive's currently effective Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Term, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the timely payment of Accrued Obligations and Other Benefits.

            SECTION 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any Company Plan and for which the Executive may qualify, nor, subject to Section 15(c), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Company Plan at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            SECTION 7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, except as explicitly provided in Section 5(a)(iii), whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.

            SECTION 8. Successors; Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder had the Company terminated the Executive for reason other than Cause or Incapacity on the succession date. As used in this Agreement, "the Company" means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

            (b) This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            SECTION 9. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 8 hereof. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

            SECTION 10. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:  [Name]

                            [Address]

      If to the Company:    ITT Corporation
                            1330 Avenue of the Americas
                            New York, NY 10019-5490
                            Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            SECTION 11. Operation of Agreement. This Agreement shall be effective immediately upon its execution and continue to be effective until the Term expires so long as the Executive is employed by the Company or any of its Affiliates as of the Operative Date. The provisions of this Agreement do not take effect until the Operative Date.

            SECTION 12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without reference to principles of conflict of laws.

            SECTION 13. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in [New York City, New York] in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. All costs of arbitration shall be borne by the Company.

            SECTION 14. Miscellaneous. (a) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to such subject matter. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

            (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (c) Except as provided herein, this Agreement shall not be construed to affect in any way any rights or obligations in relation to the Executive's employment by the Company or any of its Affiliates prior to the Operative Date or subsequent to the end of the Term.

            (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

            (e) The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            (f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                       ITT CORPORATION

                                         by
                                            ------------------------------------
                                            Name:
                                            Title:


                                       -----------------------------------------
                                       (Name of Executive)

                                   Schedule A

A.   Executives entitled to 3x multiplier under
     Section 5(a)(i)(B) of the Agreement--

           Bowman, Robert A.
           Boynton, Peter G.
           Crotty, Gerald C.
           Reese, Ann N.
           Ward, Richard S.
           Weadock, Daniel P.

B.   Executives entitled to 2x multiplier under
     Section 5(a)(i)(B) of the Agreement--

           Danski, Jon F.
           Juliano, Mark J.
           Tuttle, Elizabeth A.